Exhibit 10.3

Guidelines On Significant Corporate Governance Issues
Effective January 1, 2011

1.  Selection and Composition of Board of Directors

Size of the Board

Novavax’s by-laws provide that the Board of Directors consists of at least three directors, with the exact number determined from time to time by resolution of the Board of Directors. We believe a board should be small enough to permit thorough discussion of issues but large enough to provide a mix of perspectives. For the foreseeable future, we expect that the appropriate size of our Board of Directors will consist of between seven and ten directors.  The Nominating and Corporate Governance Committee (the “Governance Committee”) periodically reviews the appropriate size and mix of the Board of Directors in light of our need for particular expertise and skills.

Selection of New Directors

The Board of Directors has delegated to the Governance Committee the task of identifying, reviewing and recommending a slate of director nominees to be proposed by the Board of Directors to the stockholders and recommending any director nominees to be elected by the Board of Directors to fill interim vacancies.

Board Membership Criteria

The Governance Committee is responsible for reviewing with the entire Board of Directors from time to time the appropriate skills and characteristics required of directors in the context of the current make-up of the Board of Directors.  It is the policy of our Board of Directors that directors should possess strong personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. It is also the policy of our Board of Directors to seek to have the composition of the Board of Directors meet the standards of independence promulgated by The NASDAQ Stock Market. Our Board of Directors is also intended to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business.

We expect that each of our directors will be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties on our behalf, including attending board and applicable committee meetings.  Accordingly, we believe that directors should serve on no more than a total of five public company boards of directors.

The Company also expects that each director will avoid circumstances that create an actual or perceived conflict of interest. Accordingly, a director shall notify the Chair of the Governance Committee prior to accepting an invitation to:

(i)	become a member of the board of directors of a public company; or

(ii)
join a governmental commission, a private company board of directors, a company advisory board or similar body, or the governing board of a non-profit entity if the activities of such organization or company reasonably could be expected to be competitive with the Company or otherwise impact the Company in a material manner.

Upon receipt of such notice, the Chair of the Governance Committee, in consultation with the Chairman of the Board, shall consult with the director regarding whether joining such organization would represent a conflict of interest or otherwise inhibit the director’s ability to serve the best interests of the Company and its stockholders.  In the case of a disagreement, the Governance Committee shall meet to make a final determination.

Director Independence

The Board of Directors believes that as a matter of policy a majority of the members of our Board of Directors should be independent.  An “independent” director is one who satisfies the independence definitions of The NASDAQ Stock Market.  In addition, the members of the Audit Committee may not receive, directly or indirectly, any fees from Novavax or any subsidiaries it forms other than those described below under “Board Compensation Policy and Stock Ownership” and may not be affiliated persons (as defined in Rule 10A-3 under the Securities Exchange Act of 1934) of Novavax.

Selection of Chairman of the Board

Novavax currently separates the positions of Chief Executive Officer and Chairman of the Board.  The Board of Directors recognizes that there may be circumstances in the future that would lead it to combine these offices, although it does not believe it should do so at this time.

Lead Director

Because Novavax has an Executive Chairman of the Board of Directors, the Board of Directors has appointed an independent director act as the “Lead Director.”  In addition to the duties of all directors, the specific responsibilities of the Lead Director include the following:

•	Develop the agenda for and preside over executive sessions of the independent directors;

•
Act as principal liaison between the independent directors and the Executive Chairman on sensitive issues and raise at any meeting of the Board of Directors items that are not appropriately put forward by the Executive Chairman; and

•	Communicate to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer.

Non-Independent Directors

The Board of Directors recognizes that individuals who are not independent may make significant contributions as directors and is willing to entertain their nomination for election to the Board of Directors.

Directors Who Change Their Present Job Responsibility

A director who retires or otherwise changes from the principal occupation or background association the director held when he or she was originally invited to join the Board of Directors is encouraged to tender his or her resignation from the Board of Directors.  The Board of Directors does not believe that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to join our Board of Directors should necessarily leave the Board of Directors.  There should, however, be an opportunity for the Board of Directors to review the continued appropriateness of that director’s membership under the changed circumstances.

The Board of Directors also believes that each director should advise the Governance Committee in advance of accepting an invitation to serve as a member on another board of directors.

In addition, when the Chief Executive Officer resigns or is removed from that position, he is encouraged to also tender his resignation from the Board of Directors. Whether that individual continues to serve on the Board of Directors is a matter for discussion at that time between the Board of Directors and the new Chief Executive Officer.

Director Term Limits

The Board of Directors has not established term limits.

Retirement Age

The Board of Directors has not established a mandatory retirement age.

2.  Board Compensation and Performance

Board Compensation Policy

The Compensation Committee has the responsibility for recommending to the Board of Directors the compensation and benefits for non-employee directors. It is appropriate for the Compensation Committee to report from time to time to the entire Board of Directors on the status of director compensation in relation to peer companies in the life sciences industry.  An executive officer of Novavax serving as a member of the Board of Directors shall not receive additional compensation for his or her service as director.

Any proposed changes in director compensation should come at the recommendation of the Compensation Committee, but with discussion and concurrence by the full Board of Directors.  It is the policy of the Board of Directors that a portion of director compensation should be in the form of stock or stock based instruments in order to align interests of directors with those of stockholders.

Evaluation of Board Performance

The Board of Directors, with input from the Governance Committee, from time to time, reviews its own structure, composition, and role to consider whether it is functioning well in view of its responsibilities and the on-going needs of Novavax.  The Governance Committee from time to time reviews Novavax’s practices and policies with respect to directors, including the size of the Board of Directors, the ratio of employee Directors to non-employee directors, the meeting frequency of the Board of Directors, the structure of meetings and the functions, duties and composition of the committees and makes recommendations to the Board of Directors with respect thereto.

Attendance at Annual Meeting of Stockholders

Each director who is up for election at an annual meeting of stockholders or who has a term that continues after such annual meeting is expected to attend the annual meeting of stockholders.  The Board of Directors believes that such directors should miss the annual meeting of stockholders only for reasons that would justify absence from a regularly scheduled meeting of the Board of Directors.

Interaction with Institutional Investors, Press, Customers, Etc.

The Board of Directors believes that management speaks for Novavax.  The Lead Director may, from time to time, meet or otherwise communicate with various constituencies that are involved with Novavax, but it is expected that the Lead Director would do this with the knowledge of management and, in most instances, at the request of management.

3. Meetings of the Board of Directors

Scheduling and Selection of Agenda Items for Board Meetings

The Chairman of the Board, in consultation with the Chief Executive Officer, will determine the frequency and length of meetings of the Board of Directors. It is the sense of the Board of Directors that regular meetings at appropriate intervals are in general desirable for the performance of their responsibilities. In addition to regularly scheduled meetings, additional unscheduled meetings may be called upon appropriate notice at any time to address any special needs.

The Chairman of the Board, in consultation with the Chief Executive Officer, establishes the agenda for each meeting and distributes it in advance to directors. Each director is free to suggest the inclusion of items on an agenda, to raise at any meeting subjects that are not on the agenda for that meeting or to request the presence of or a report by any member of management. During at least one meeting each year, the Board of Directors is presented the long-term strategic plan for Novavax and the principal issues that it expects to face in the future.

Board Material and Presentations

Information and data that is important to the understanding of the business and matters to be considered at a meeting is distributed in advance to directors. As a general rule, materials on specific subjects are sent to directors sufficiently in advance so directors will be prepared to discuss questions that they may have about the material.

The Board of Directors encourages the Executive Chairman and Chief Executive Officer to schedule members of management to present at meetings who (1) can provide additional insight into the specific matters being discussed because of personal involvement in these areas or (2) the Executive Chairman or Chief Executive Officer believes should be given exposure to the Board of Directors due to future potential.

Participation in Board Meetings

We expect directors to rigorously prepare for, attend and participate in board and applicable committee meetings.  Each director is expected to ensure that other commitments do not materially interfere with service as a director.

Access to Management and Advisors

Each director is encouraged to keep himself or herself informed of the affairs of Novavax between board meetings through direct contact with members of senior management and outside advisors, and each director has access to any such member of senior management and outside advisor. It is expected that any such contact will be coordinated through the Executive Chairman  and that each director will use judgment to assure that such access is not distracting to the business operation of Novavax.

Meetings of the Independent Directors

It is the policy of the Board of Directors to have a separate meeting session for the independent directors regularly scheduled at least twice a year to review matters concerning the relationship of the Board of Directors with management and such other matters as it deems appropriate.  Any independent director may request a meeting of the independent directors at any time. The Lead Director shall preside at all meetings of independent directors at which he or she is present.

4.  Committees of the Board of Directors

Number of Committees

Our Board of Directors establishes committees from time to time to facilitate and assist in the execution of its responsibilities. These committees generally address issues that, because of their complexity and technical nature, level of detail and time requirements or because of proper corporate governance principles are suitable for committee oversight.

We currently have four standing committees: (1) the Compensation Committee, (2) the Audit Committee, (3) the Governance Committee, and (4) the Finance Committee.  There will, from time to time, be occasions on which the Board of Directors may want to form a new committee or disband a current committee depending upon the circumstances.  Only independent directors serve on the Compensation, Audit, and Governance Committees.

Assignment and Term of Service of Committee Members

The Board of Directors is responsible for the appointment of committee members and committee chairs, taking into account the desires of individual members and the recommendations of the Governance Committee.  In making such appointments, the Board of Directors considers the rotation of committee membership and chairs at appropriate intervals, although the Board of Directors does not believe that rotation should be mandated as a policy.

Frequency and Length of Committee Meetings and Committee Agenda

The committee chair, in consultation with the other committee members, determines the frequency and length of committee meetings and develops the agenda for committee meetings.  The meeting minutes of the committees are shared with the full Board of Directors.  Any director who is not a member of a particular committee may attend any committee meetings with the concurrence of the committee chair.

5.  Leadership Development

Formal Evaluation of Chief Executive Officer

The Chairman of the Board and the independent directors evaluate the Chief Executive Officer at least annually, and the evaluation is communicated to the Chief Executive Officer by the Chairman of the Board.

The evaluation should be based on clearly articulated criteria, including performance of the business, accomplishment of long-term strategic objectives and development of senior management.

The evaluation is used by the Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

Succession Planning and Management Development

The Executive Chairman reviews succession planning and management development with the Board of Directors and the Governance Committee on an annual basis.  This succession planning includes the development of policies and principles for selection of the Chief Executive Officer, including succession in the event of an emergency.

Adopted on December 15, 2010